WISDOMTREE TRUST

FUND OF FUNDS INVESTMENT AGREEMENT

This Fund of Funds Investment Agreement (“Agreement”) is made as of this 19 day of January, 2022, by and between WisdomTree Trust (the “Trust”), on behalf of each of its current and future series, severally and not jointly (each, an “Acquired Fund”) and the registered investment company, on behalf of each of its current and future series, severally and not jointly, set forth on Appendix A (each an “Acquiring Fund”).

WHEREAS, the Trust is an open-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, Section 12(d)(l)(A) of the 1940 Act limits investment by an investment company, as defined in the 1940 Act, and any company or companies controlled by such company, in any other investment company that is registered under the 1940 Act; and

WHEREAS, Section 12(d)(l)(B) of the 1940 Act limits the sale by a registered open-end investment company, any principal underwriter therefor, or any broker or dealer registered under the Securities Exchange Act of 1934 of any security issued by such registered open-end investment company, knowingly, to any other investment company; and

WHEREAS, Section 12(d)(l)(C) of the 1940 Act limits investment by an investment company, and any company or companies controlled by such investment company, in a registered closed-end investment company; and

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”), subject to compliance with the conditions of the Rule, exempts each Acquired Fund and each Acquiring Fund from the limits of Section 12(d)(l)(A), (B) and (C) of the 1940 Act, as applicable; and

WHEREAS, in reliance on the Rule, each Acquiring Fund may, from time to time, acquire Shares of one or more Acquired Fund in excess of the limits imposed by Section 12(d)(l)(A), (B) and (C), as applicable.

NOW, THEREFORE, in accordance with the Rule and in consideration of the potential benefits to an Acquired Fund and an Acquiring Fund arising out of the investment by the Acquiring Funds in an Acquired Fund, the parties agree as follows:

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representation and Warranties of the Acquired Funds.

(a) Pursuant to the Rule, the Acquired Funds will comply with this Agreement and the terms and conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Funds.

(b) The Acquired Funds will comply with its obligations under this Agreement.

(c) The Acquired Funds will promptly notify the Acquiring Funds if such Acquired Fund fails to comply with the Rule, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representation and Warranties of the Acquiring Funds.

(a) Each Acquiring Fund will comply with this Agreement and the terms and conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time.

(b) The Acquiring Fund will comply with its obligations under this Agreement.

(c) The Acquiring Fund will promptly notify the Acquired Funds if such Acquiring Fund fails to comply with the Rule, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Termination; Governing Law.

(a) This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 3(b).

(b) This Agreement will continue until terminated in writing by either party upon sixty (60) days’ written notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement will be governed by Delaware law without regard to choice of law principles.

5.	Notices.

All notices, including any information that either party is required to deliver to the other by the Rule or by this Agreement shall be in writing and shall be delivered by registered or overnight mail, facsimile or electronic mail to the address for each party set forth below (which may be changed from time to time upon written notice to the other party).

If to the Acquired Fund:

WisdomTree Trust

230 Park Avenue

New York, NY 10169

Attn: Fund Legal

Email: 12dNotice@wisdomtree.com

If to the Acquiring Fund:

Litman Gregory Funds Trust

1676 N, California Blvd Suite 500

Walnut Creek, CA 94596

Attn: John Coughlan

Fax: 925 254 8999

Email: j.coughlan@imgp.com

6.	Miscellaneous.

(a) Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and representatives as applicable. This Agreement shall not be assignable. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

(b) Amendment. With the exception of the contact information listed in Section 5, which may be changed from time to time upon notice to the other party, the parties may amend this Agreement only by a written agreement signed by both parties.

(c) Counterparts. This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by email or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by email shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

(d) Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

(e) Regulatory Filings. Any Acquiring Fund or Acquired Fund may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

7.	Additional Funds

In the event that any party wishes to include one or more series in addition to those originally set forth on Appendix A (each such series a “New Fund”), such party shall so notify the other party in writing, and, upon written agreement as contemplated in Section 6(b) above, each New Fund shall hereunder become an Acquiring Fund or an Acquired Fund, as the case may be, and Appendix A, as appropriate, shall be amended accordingly.

8.	Termination of Prior Agreements

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between the Acquiring Company and the Trust that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to permit investments beyond the statutory limits of Section 12(d)(l)(A) and (B) of the 1940 Act (the “Prior Section 12(d)(l) Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12(d)(l) Agreements.

IN WITNESS WHEREOF, the parties have duly executed this Acquiring Fund Investment Agreement as of the date first set forth above.

WISDOMTREE TRUST

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	President

LITMAN GREGORY FUNDS TRUST

By:	/s/ John Coughlan
Name:	John Coughlan
Title:	Treasurer

APPENDIX A

List of Funds to which the Agreement Applies

Acquiring Funds
iMGP RBA Responsible Global Allocation ETF

Acquired Funds

WisdomTree ETFs

DOMESTIC EQUITY ETFs

CORE

Large Cap	Ticker	Exp. Ratio %
U.S. LargeCap	EPS	0.08
U.S. Quality Dividend Growth	DGRW	0.28
U.S. Multifactor	USMF	0.28

Mid & Small Cap	Ticker	Exp. Ratio %
U.S. MidCap	EZM	0.38
U.S. SmallCap	EES	0.38
U.S. SmallCap Quality Dividend Growth	DGRS	0.38

VALUE

Large Cap	Ticker	Exp. Ratio %
U.S. LargeCap Dividend	DLN	0.28
U.S. Total Dividend	DTD	0.28
U.S. High Dividend	DHS	0.38
U.S. AI Enhanced Value	AIVL	0.38
U.S. Value	WTV	0.12

Mid & Small Cap	Ticker	Exp. Ratio %
U.S. MidCap Dividend	DON	0.38
U.S. SmallCap Dividend	DES	0.38

GROWTH

Large Cap	Ticker	Exp. Ratio %

Growth Leaders	PLAT	0.20
U.S. Growth & Momentum	WGRO	0.55

EMERGING MARKETS EQUITY ETFs

Emerging Markets	Ticker	Exp. Ratio %
Emerging Markets High Dividend	DEM	0.63
Emerging Markets Quality Dividend Growth	DGRE	0.32
Emerging Markets Multifactor	EMMF	0.48
Emerging Markets SmallCap Dividend	DGS	0.58

Regional/Single Country	Ticker	Exp. Ratio %

India Earnings	EPI	0.84

INTERNATIONAL EQUTIY ETFs

International	Ticker	Exp. Ratio %

International Equity	DWM	0.48
International Multifactor	DWMF	0.38
Dynamic Currency Hedged International Equity	DDWM	0.40
International LargeCap Dividend	DOL	0.48
International AI Enhanced Value	AIVI	0.58
International High Dividend	DTH	0.58
International Hedged Quality Dividend Growth	IHDG	0.58
International Quality Dividend Growth	IQDG	0.42

International Mid & Small Cap	Ticker	Exp. Ratio %
International SmallCap Dividend	DLS	0.58
Dynamic Currency Hedged International SmallCap Equity	DDLS	0.48
International MidCap Dividend	DIM	0.58

Global	Ticker	Exp. Ratio %
Global ex-U.S. Quality Dividend Growth	DNL	0.42
Global High Dividend	DEW	0.58
Global ex-U.S. Real Estate	DRW	0.58

Regional/Single Country	Ticker	Exp. Ratio %
Japan Hedged Equity	DXJ	0.48
Europe Hedged Equity	HEDJ	0.58
Europe Quality Dividend Growth	EUDG	0.58
Germany Hedged Equity	DXGE	0.48

Regional/Single Country Small Cap	Ticker	Exp. Ratio %

Japan SmallCap Dividend	DFJ	0.58
Japan Hedged SmallCap Equity	DXJS	0.58
Europe SmallCap Dividend	DFE	0.58
Europe Hedged SmallCap Equity	EUSC	0.58

ESG ETFs

	Ticker	Exp. Ratio %
U.S. ESG	RESP	0.28
Emerging Markets ESG	RESE	0.32
International ESG	RESD	0.30
Emerging Markets ex-State-Owned Enterprises	XSOE	0.32
China ex-State-Owned Enterprises	CXSE	0.32
India ex-State- Owned Enterprises	IXSE	0.58

FIXED INCOME ETFs

Strategic Core	Ticker	Exp. Ratio %
Yield Enhanced U.S. Aggregate Bond	AGGY	0.12
Yield Enhanced U.S. Short-Term Aggregate Bond	SHAG	0.12
Mortgage Plus Bond	MTGP	0.45

Short Term Government	Ticker	Exp. Ratio %
Floating Rate Treasury	USFR	0.15

Interest Rate Strategies	Ticker	Exp. Ratio %
Interest Rate Hedged U.S. Aggregate Bond	AGZD	0.23
Interest Rate Hedged High Yield Bond	HYZD	0.43

Credit	Ticker	Exp. Ratio %

U.S. Corporate Bond	WFIG	0.18
U.S. Short-Term Corporate Bond	SFIG	0.18
U.S. High Yield Corporate Bond	WFHY	0.18

Emerging Markets	Ticker	Exp. Ratio %

Emerging Markets Local Debt	ELD	0.55
Emerging Markets Corporate Bond	EMCB	0.60

Currency Strategies	Ticker	Exp. Ratio %
Emerging Currency Strategy	CEW	0.55
Bloomberg U.S. Dollar Bullish	USDU	0.51
Chinese Yuan Strategy	CYB	0.45

ALTERNATIVE ETFs

Managed Futures	Ticker	Exp. Ratio %

Managed Futures Strategy	WTMF	0.65

Option-Based	Ticker	Exp. Ratio %

CBOE S&P 500 PutWrite Strategy	PUTW	0.44

Commodity	Ticker	Exp. Ratio %

Enhanced Commodity Strategy[1]	GCC	0.55

Credit	Ticker	Exp. Ratio %

Alternative Income*	HYIN	3.20

Target Range	Ticker	Exp. Ratio %

Target Range	GTR	0.70

CAPITAL EFFICIENT ETFs

Core	Ticker	Exp. Ratio %

U.S. Efficient Core[2]	NTSX	0.20
International Efficient Core	NTSI	0.26
Emerging Markets Efficient Core	NTSE	0.38

[1]	Prior to 12/21/2020, the ticker symbol GCC was used for an Exchange Traded Commodity Pool trading under a different name and strategy.
[2]	Formerly WisdomTree 90/60 U.S. Balanced Fund.
*	This Fund operates as a Fund-of-Funds and is not covered under WisdomTree’s 12(d)(l) exemptive relief or Rule 12dl-4.

Tactical	Ticker	Exp. Ratio %
Efficient Gold Plus Gold Miners Strategy	GMDN	0.45

MEGATRENDS

	Ticker	Exp. Ratio %
Cloud Computing	WCLD	0.45
Cybersecurity	WCBR	0.45
BioRevolution	WDNA	0.45
Artificial Intelligence and Innovation	WTAI	0.45